Exhibit 19.1

Trinity Capital Inc. Insider Trading Policy

I. Purpose of these Policies and Procedures

This policy applies to all employees, outside directors, officers and consultants of Trinity Capital Inc. (the “Company”) and its subsidiaries, and Family Members (as defined below) and entities over which such individuals have or share voting or investment control.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for each insider trading violation include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $5 million. In addition, a company whose director, officer, or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $25 million or three times the profit gained or loss avoided as a result of the director, officer, or employee’s insider trading violations. Furthermore, engaging in short- term trading or other speculative transactions involving the securities of the Company may subject you to additional penalties.

Moreover, your failure to comply with the Company’s insider trading policy may subject such person to sanctions imposed by the Company, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

This document sets out the Company’s policies and procedures against insider trading. The objective of this policy is to protect both you and the Company from securities law violations, or even the appearance thereof. All employees of the Company and our subsidiaries or any other person designated by the Chief Compliance Officer (“CCO”) or this policy as being subject to this policy must comply with this policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct your questions to the CCO.

II. Statement of Policy

If you are aware of material non-public information relating to the Company or any of the Company’s portfolio companies, you may not, directly or through Family Members (as defined below) or other persons or entities, (i) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the 1934 Act) or the securities of the Company’s portfolio companies, or engage in any other action to take personal advantage of that information, or (ii) pass that information on to others outside of the Company, including Family Members and friends.

In addition, if in the course of working for or on behalf of the Company, you learn of material non-public information about a company with which the Company does, or proposes to do, business, including a customer or supplier of the Company, you may not trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

III. Insider Trading Defined

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What information is material?

All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:
(1)
earnings information (or information about significant components of earnings);
(2)
significant merger, acquisition, tender offer or joint venture;
(3)
a significant new product or discovery or development regarding customers or suppliers (such as the acquisition or loss of a significant contract);
(4)
internal financial information that departs in any wayfrom recent data or trends;
(5)
an important financial transaction;
(6)
major litigation;
(7)
regulatory investigations or enforcement actions;
(8)
a change in control or a significant change in management;
(9)
a change in auditors or auditor’s notification that the issuer may no longer rely on an auditor’s audit report;
(10)
events surrounding the company’s securities, including: public or private sale of a significant amount of securities; repurchase plans; stock splits, changes in dividends;
(11)
information regarding the company’s portfolio, trading strategies or pending transactions;
(12)
purchase or sale of a significant asset;
(13)
bankruptcies or receiverships;
(14)
write-downs or write-offs of assets;
(15)
additions to reserves for bad debts or contingent liabilities;
(16)
expansion or curtailment of company or major division operations;
(17)
criminal, civil and government investigations and indictments;
(18)
pending labor disputes;
(19)
debt service or liquidity problems;
(20)
bankruptcy or insolvency problems;
(21)
tender offers, stock repurchase plans, etc.; or
(22)
recapitalization.

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What is non-public information?

Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the SEC and company or portfolio company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

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What transactions are prohibited?

When you know material, non-public information about the Company or any of its portfolio companies, you, your spouse, and your Family Members are prohibited from the following activities:
(1)
trading in or having others trade for you in the relevant Company’s securities (including trading in puts and calls for that Company’s securities);
(2)
trading in or having others trade for you in securities of any of such Company’s portfolio companies;
(3)
disclosing the information to anyone else who might then trade; and
(4)
exercising stock options if the option shares are to be immediately sold.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your Family Members) can trade. This prohibition continues whenever and for as long as you know material, non-public information.

Although it is most likely that any material, non-public information you might learn would be about the Company or our subsidiaries, these prohibitions also apply to trading in the securities of any company including any portfolio company or potential merger partner about which you have material, non-public information.

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Transactions by Family Members

As noted above, the Company’s insider trading policy applies to your family members who reside with you (including your spouse), anyone else who lives in your household, your children under the age of 18 regardless of where they live, and any family members who do not live in your household but whose transactions in the Company’s securities or the securities of any of their portfolio companies are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in such securities) (collectively “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

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What is a Rule 10b5-1 trading plan?

Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the 1934 Act and this policy permit you to trade in the Company’s securities regardless of your awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when you were not in possession of material non-public information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. If you wish to enter into a trading plan, you must submit the trading plan to the CCO for its approval prior to the adoption or amendment of the trading plan. Trading plans may not be adopted when you are in possession of material non-public information about the Company and you may enter into or terminate your trading plan only during periods when trading is permitted in accordance with this policy.

IV. Transactions Under the Company’ Dividend Reinvestment Plan

To the extent the Company maintains a dividend reinvestment plan, the Company’s insider trading policy does not apply to purchases of the Company’s securities under such a dividend reinvestment plan resulting from your reinvestment of dividends paid on the Company’s securities. The policy does apply, however, to voluntary purchases of the Company’s securities resulting from your election to participate in such a plan or your increase in the level of participation in the plan. The policy also applies to your sale of any securities of the Company purchased pursuant to the plan.

V. Additional Prohibited Transactions

The Company consider it improper and inappropriate for you to engage in short-term or speculative transactions in the Company’s securities. Therefore, it is the Company’s policy that you may not engage in any of the following transactions:

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Short-Term Trading

Short-term trading of the Company’s securities may be distracting to you and may unduly focus you on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, if you purchase the Company’s securities, you may not sell any of the Company’s securities of the same class during the six months following the purchase. In addition, Section 16(b) of the 1934 Act imposes short-swing profit restrictions on the purchase or sale of the Company’s securities by the Company’s officers and directors and certain other persons.

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Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or their short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. Finally, Section 16(c) of the 1934 Act prohibits officers and directors, and certain other persons, from engaging in short sales.

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Publicly Traded Options

A transaction in options, puts, calls, or other derivative securities is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that you are trading based on inside information. Transactions of this sort also may unduly focus your attention on short- term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

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Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, would allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the CCO. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the CCO prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

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Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in the Company’s securities, you are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge the Company’s securities as collateral for a loan, you must submit a request for approval to the CCO prior to the proposed execution of documents evidencing the proposed pledge.

VI. Post-Termination Transactions

The policy continues to apply to your transactions in the Company’s securities even after you have terminated your association with the Company. If you are in possession of material, non-public information when your employment terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

VII. Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about the Company with anyone, including other Covered Persons, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of the Company discuss the Company with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to the CCO.

VIII. Pre-Clearance Procedures

To help prevent inadvertent violations of the Federal Securities Laws and to avoid even the appearance of trading on inside information, you may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the CCO. A request for pre-clearance should be submitted to the CCO at least two business days in advance of the proposed transaction. The CCO is under no obligation to approve a trade submitted for pre-clearance and may determine it appropriate not to permit the trade.

If you wish to implement a trading plan under Rule 10b5-1 of the 1934 Act, you must first pre-clear the plan with the CCO. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material non-public information. In addition, you may not enter into a trading plan during a blackout period (as discussed further below). Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.

IX. Open Window and Blackout Periods

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Open Window Periods

Insiders may not trade in the Company’s stock except during an “Open Window Period,” which ordinarily will begin following market close on the second full trading day following the release of the Company’s earnings and will close at market close on the 16th day of the last month of a fiscal quarter. The ability to trade during such an Open Window Period may be curtailed where specific events so require in a so-called “event-specific blackout period,” as discussed below. In addition, the Company may, from time to time, impose other blackout periods upon notice to those persons who are affected. Any trading by Insiders of the Company, even during an Open Window Period, must be pre-cleared by the CCO.

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Event-specific Blackout Periods

From time to time, during the Open Window Period, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and non-public, directors, executive officers, and such other persons as are designated by the CCO may not trade in the Company’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the CCO will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. If you are aware of the existence of an event-specific blackout, you should not disclose the existence of the blackout to any other person. The failure of the CCO to designate you as being subject to an event-specific blackout will not relieve you of the obligation not to trade while aware of material, non-public information.

X. Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to the Company’s Code of Ethics – Personal Account Dealing Policy, Code of Business Conduct as well as the Company’s expectations regarding appropriate behavior of our Covered Persons. You are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

XI. Questions about this Policy

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about the application of this policy to any particular case, please immediately contact the CCO.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.